Exhibit 99.1

MEDIA CONTACT:	INVESTOR CONTACT:
Kimberly Kuo	Scott Anthony
Senior Vice President Public Affairs, Communications & Communities	Executive Vice President & Chief Financial Officer
Kimberly.Kuo@ cokeconsolidated.com	Scott.Anthony@ cokeconsolidated.com
(704) 557-4584	(704) 557-4633

Coca-Cola Consolidated Reports Second Quarter
and First Half 2021 Results

Second quarter of 2021 net sales increased 17% versus the second quarter of 2020, with physical case volume up 6%(a).

Second quarter of 2021 income from operations was $121 million, up $38 million, or 45%, versus the second quarter of 2020.

Income from operations for the first half of 2021 was $215 million, up $99 million, or 86%, versus the first half of 2020(b).

Key Results

	Second Quarter			First Half
(in millions, except per share data)	2021	2020	Change	2021	2020	Change
Physical case volume	96.4	91.1	5.9%	183.3	174.0	5.3%
Net sales	$1,433.1	$1,227.2	16.8%	$2,702.9	$2,400.2	12.6%
Gross profit	$494.9	$429.3	15.3%	$943.6	$834.6	13.1%
Gross margin	34.5%	35.0%		34.9%	34.8%
Income from operations	$120.9	$83.1	45.4%	$215.0	$115.9	85.5%
Basic net income per share	$5.14	$4.23	$0.91	$10.83	$5.79	$5.04

Beverage Sales	Second Quarter			First Half
(in millions)	2021	2020	Change	2021	2020	Change
Sparkling bottle/can	$754.7	$694.2	8.7%	$1,448.5	$1,324.9	9.3%
Still bottle/can	$499.0	$397.0	25.7%	$919.1	$769.8	19.4%
Fountain(c)	$43.3	$22.5	92.4%	$76.0	$63.6	19.5%

Second Quarter and First Half 2021 Review

CHARLOTTE, August 10, 2021 – Coca-Cola Consolidated, Inc. (NASDAQ: COKE) today reported operating results for the second quarter and first half ended July 2, 2021.

“Our strong 2021 operating results continued in the second quarter as positive volume growth, solid price realization and disciplined operating expense management drove our second quarter operating income up 45% versus the prior year period,” said J. Frank Harrison, III, Chairman and Chief Executive Officer. “I am so thankful for our dedicated teammates, who execute at an incredibly high level across every part of our business every day. Despite all the challenges of the past year, they are working hard to ensure we meet the needs of our customers and our consumers. This strong execution and the resulting increased cash flow are enabling us to reinvest in our teammates, reduce debt and make strategic capital investments for the long-term health of the business.”

Physical case volume increased 5.9% in the second quarter of 2021. Sparkling volume remained flat in the second quarter of 2021, while Still volume increased 20.9%. The Still category growth accelerated due to the re-openings of certain small stores and accounts where our products are consumed on-premise. The Still growth was driven primarily by BodyArmor, AHA and Monster brands. Sales of multi-serve packages in larger retail stores remained very strong, while single-serve sales improved in small stores and other immediate consumption channels. Physical case volume in the first half of 2021 increased 5.3%.

Revenue increased 16.8% in the second quarter of 2021 driven by the significant increase in sales of Still beverages, which generally carry a higher selling price per case than Sparkling beverages. The re-opening of certain small store and other immediate consumption channels helped drive the growth in Still beverages as these channels have a higher mix of Still beverages than take-home outlets. In addition, the increase in revenue was driven by price realization on most Sparkling packages. Sales of multi-serve PET packages were especially strong in the quarter as we adjusted our commercial plans to emphasize these packages to complement our assortment of multi-serve can products in take-home outlets. Sales growth in on-premise channels is now outpacing take-home channels, but we continue to see strong demand for future consumption packages. Revenue from fountain syrup, which is primarily sold through restaurants, convenience stores, amusement parks, and other on-premise outlets, increased $20.8 million, or 92.4%, during the second quarter of 2021 as these outlets began to operate at higher levels of capacity. For the first half of 2021, revenue increased $302.7 million, or 12.6%.

Gross profit in the second quarter of 2021 increased $65.6 million, or 15.3%, while gross margin decreased 50 basis points to 34.5%. The improvement in gross profit was primarily due to strong volume growth in our Still category and price realization within our Sparkling category. The decline in gross margin was driven primarily by the increased mix of Still beverages, which generally carry lower gross margins than Sparkling packages. In the first half of 2021, we experienced increases in our major input costs, including aluminum, PET resin and high fructose corn syrup, and we expect elevated prices to continue through the balance of the year. We currently plan to pass along price increases to our customers in the third quarter of this year in an effort to offset this cost pressure. Gross profit in the first half of 2021 increased $109.0 million, or 13.1%.

“Our second quarter results were incredibly strong, especially considering the current operating environment of rising commodity costs, labor shortages for many of our front line positions and challenges with some inbound manufacturing inputs,” said Dave Katz, President and Chief Operating Officer. “Our strong sales growth of 17% in the second quarter reflects our success in executing key brand strategies that include Coca-Cola Zero Sugar, BodyArmor, AHA and smartwater. We are focused on executing with excellence across our business as consumer activity gains momentum in channels that were closed or severely restricted by COVID protocols.”

Selling, delivery and administrative (“SD&A”) expenses in the second quarter of 2021 increased $27.9 million, or 8.1%. SD&A expenses as a percentage of net sales decreased 210 basis points in the second quarter of 2021. The increase in SD&A expenses related primarily to an increase in labor costs as compared to the second quarter of 2020. As channels of business and local economies have re-opened compared to the prior year period, our labor expenses have increased. SD&A expenses in the first half of 2021 increased $9.9 million, or 1.4%. SD&A expenses as a percentage of net sales in the first half of 2021 decreased 290 basis points as compared to the first half of 2020.

“We are tightly managing our operating expenses while also taking actions to attract, reward and retain our front line teammates in this challenging labor environment. We continue to invest in our people to ensure our wages, benefits and career opportunities are competitive and we are viewed as an employer of choice in the marketplace,” Mr. Katz continued. “We remain optimistic about the balance of 2021 as we increase pricing on key packages to offset rising input costs, execute against a robust commercial calendar and continue to drive efficiencies throughout our operations.”

Income from operations in the second quarter of 2021 was $120.9 million, compared to $83.1 million in the second quarter of 2020, an increase of 45.4%. On an adjusted(d) basis, income from operations in the second quarter of 2021 was $120.7 million, an increase of 47.8%. For the first half of 2021, income from operations increased $99.1 million to $215.0 million.

Net income in the second quarter of 2021 was $48.2 million, compared to $39.6 million in the second quarter of 2020, an improvement of $8.6 million. Net income in the second quarter of 2021 was adversely impacted by fair value adjustments to our acquisition related contingent consideration liability, driven primarily by changes in future cash flow projections. Fair value adjustments to this liability are routine and non-cash in nature. Income tax expense in the second quarter of 2021 was $17.3 million, compared to $15.2 million in the second quarter of 2020. Net income increased $47.3 million in the first half of 2021 to $101.5 million as compared to the first half of 2020.

Cash flows provided by operations for the first half of 2021 were $271.4 million, compared to $229.0 million for the first half of 2020. The significant increase in operating cash flows for the first half of 2021 was a result of our strong operating performance. The Company reduced outstanding indebtedness by $162 million during the first half of 2021. We remain focused on the effective management of our working capital and continue to invest in long-term strategic projects to optimize our supply chain and better serve our customers.

(a) All comparisons are to the corresponding period in the prior year unless specified otherwise.
(b) The first half of 2021 included one additional selling day compared to the first half of 2020. We do not believe the additional selling day had a material impact on our financial results.
(c) Fountain syrups are dispensed through equipment that mixes with carbonated or still water, enabling fountain retailers to sell finished products to consumers in cups or glasses.
(d) The discussion of the results for the second quarter and first half ended July 2, 2021 includes selected non-GAAP financial information, such as “adjusted” results. The schedules in this news release reconcile such non-GAAP financial measures to the most directly comparable GAAP financial measures.

About Coca-Cola Consolidated, Inc.
Coca-Cola Consolidated is the largest Coca-Cola bottler in the United States. Our Purpose is to honor God in all we do, serve others, pursue excellence and grow profitably. For over 119 years, we have been deeply committed to the consumers, customers and communities we serve and passionate about the broad portfolio of beverages and services we offer. We make, sell and distribute beverages of The Coca-Cola Company and other partner companies in more than 300 brands and flavors across 14 states and the District of Columbia to over 66 million consumers.

Headquartered in Charlotte, N.C., Coca-Cola Consolidated is traded on the NASDAQ Global Select Market under the symbol COKE. More information about the Company is available at www.cokeconsolidated.com. Follow Coca‑Cola Consolidated on Facebook, Twitter, Instagram and LinkedIn.

Cautionary Information Regarding Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties. The words “anticipate,” “believe,” “expect,” “project,” “may,” “will,” “should,” “could” and similar expressions are intended to identify those forward-looking statements. These forward-looking statements reflect the Company’s best judgment based on current information, and, although we base these statements on circumstances that we believe to be reasonable when made, there can be no assurance that future events will not affect the accuracy of such forward-looking information. As such, the forward-looking statements are not guarantees of future performance, and actual results may vary materially from the projected results and expectations discussed in this news release. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: increased costs, disruption of supply or shortages of raw materials, fuel and other supplies; the reliance on purchased finished products from external sources; changes in public and consumer perception and preferences, including concerns related to obesity, artificial ingredients, product safety and sustainability and brand reputation; changes in government regulations related to nonalcoholic beverages, including regulations related to obesity, public health, artificial ingredients and product safety and sustainability; the COVID-19 pandemic and other pandemic outbreaks in the future; decreases from historic levels of marketing funding support provided to us by The Coca‑Cola Company and other beverage companies; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of advertising, marketing and product innovation spending by The Coca‑Cola Company and other beverage companies, or advertising campaigns that are negatively perceived by the public; any failure of the several Coca‑Cola system governance entities of which we are a participant to function efficiently or on our best behalf and any failure or delay of ours to receive anticipated benefits from these governance entities; provisions in our beverage distribution and manufacturing agreements with The Coca‑Cola Company that could delay or prevent a change in control of us or a sale of our Coca‑Cola distribution or manufacturing businesses; the concentration of our capital stock ownership; our inability to meet requirements under our beverage distribution and manufacturing agreements; changes in the inputs used to calculate our acquisition related contingent consideration liability; technology failures or cyberattacks on our technology systems or our effective response to technology failures or cyberattacks on our customers’, suppliers’ or other third parties’ technology systems; unfavorable changes in the general economy; changes in our top customer relationships and marketing strategies; lower than expected net pricing of our products resulting from continued and increased customer and competitor consolidations and marketplace competition; the effect of changes in our level of debt, borrowing costs and credit ratings on our access to capital and credit markets, operating flexibility and ability to obtain additional financing to fund future needs; the failure to attract, train and retain qualified employees while controlling labor costs, and other labor issues; the failure to maintain productive relationships with our employees covered by collective bargaining agreements, including failing to renegotiate collective bargaining agreements; changes in accounting standards; our use of estimates and assumptions; changes in tax laws, disagreements with tax authorities or additional tax liabilities; changes in legal contingencies; natural disasters, changing weather patterns and unfavorable weather; and climate change or legislative or regulatory responses to such change. These and other factors are discussed in the Company’s regulatory filings with the United States Securities and Exchange Commission, including those in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020. The forward-looking statements contained in this news release speak only as of this date, and the Company does not assume any obligation to update them, except as required by applicable law.

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FINANCIAL STATEMENTS CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Second Quarter		First Half
(in thousands, except per share data)	2021	2020	2021	2020
Net sales	$1,433,086	$1,227,215	$2,702,943	$2,400,236
Cost of sales	938,146	797,914	1,759,300	1,565,640
Gross profit	494,940	429,301	943,643	834,596
Selling, delivery and administrative expenses	374,079	346,183	728,598	718,657
Income from operations	120,861	83,118	215,045	115,939
Interest expense, net	8,365	9,184	17,111	18,745
Other expense, net	47,041	16,134	59,096	18,432
Income before income taxes	65,455	57,800	138,838	78,762
Income tax expense	17,275	15,187	37,295	20,548
Net income	48,180	42,613	101,543	58,214
Less: Net income attributable to noncontrolling interest	—	3,044	—	3,983
Net income attributable to Coca‑Cola Consolidated, Inc.	$48,180	$39,569	$101,543	$54,231

Basic net income per share based on net income attributable to Coca‑Cola Consolidated, Inc.:
Common Stock	$5.14	$4.23	$10.83	$5.79
Weighted average number of Common Stock shares outstanding	7,141	7,141	7,141	7,141

Class B Common Stock	$5.14	$4.23	$10.83	$5.79
Weighted average number of Class B Common Stock shares outstanding	2,232	2,232	2,232	2,232

Diluted net income per share based on net income attributable to Coca‑Cola Consolidated, Inc.:
Common Stock	$5.12	$4.19	$10.79	$5.74
Weighted average number of Common Stock shares outstanding – assuming dilution	9,407	9,440	9,407	9,440

Class B Common Stock	$5.12	$4.18	$10.79	$5.73
Weighted average number of Class B Common Stock shares outstanding – assuming dilution	2,266	2,299	2,266	2,299

FINANCIAL STATEMENTS CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	July 2, 2021	December 31, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$54,204	$54,793
Trade accounts receivable, net	465,566	403,825
Other accounts receivable	84,849	86,287
Inventories	237,823	225,757
Prepaid expenses and other current assets	76,323	74,146
Assets held for sale	8,104	6,429
Total current assets	926,869	851,237
Property, plant and equipment, net	1,020,293	1,022,722
Right-of-use assets - operating leases	131,533	134,383
Leased property under financing leases, net	67,039	69,867
Other assets	117,252	111,781
Goodwill	165,903	165,903
Other identifiable intangible assets, net	853,409	866,557
Total assets	$3,282,298	$3,222,450

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of obligations under operating leases	$19,956	$19,766
Current portion of obligations under financing leases	5,959	5,860
Accounts payable and accrued expenses	718,037	621,434
Total current liabilities	743,952	647,060
Deferred income taxes	142,596	139,423
Pension and postretirement benefit obligations and other liabilities	821,456	792,605
Noncurrent portion of obligations under operating leases	116,039	119,923
Noncurrent portion of obligations under financing leases	67,517	69,984
Long-term debt	778,236	940,465
Total liabilities	2,669,796	2,709,460

Equity:
Stockholders’ equity	612,502	512,990
Total liabilities and equity	$3,282,298	$3,222,450

FINANCIAL STATEMENTS CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	First Half
(in thousands)	2021	2020
Cash Flows from Operating Activities:
Net income	$101,543	$58,214
Depreciation expense, amortization of intangible assets and deferred proceeds, net	87,883	86,396
Fair value adjustment of acquisition related contingent consideration	56,981	15,260
Deferred income taxes	2,293	21,670
Change in current assets and current liabilities	24,332	20,935
Change in noncurrent assets and noncurrent liabilities	(7,853)	23,268
Other	6,206	3,260
Net cash provided by operating activities	$271,385	$229,003

Cash Flows from Investing Activities:
Additions to property, plant and equipment	$(80,308)	$(72,886)
Other	(2,044)	182
Net cash used in investing activities	$(82,352)	$(72,704)

Cash Flows from Financing Activities:
Payments on revolving credit facility and term loan facility	$(217,500)	$(295,000)
Borrowings under revolving credit facility	55,000	235,000
Payments of acquisition related contingent consideration	(19,920)	(20,531)
Cash dividends paid	(4,687)	(4,686)
Principal payments on financing lease obligations	(2,368)	(3,001)
Debt issuance fees	(147)	(145)
Net cash used in financing activities	$(189,622)	$(88,363)

Net increase (decrease) in cash during period	$(589)	$67,936
Cash at beginning of period	54,793	9,614
Cash at end of period	$54,204	$77,550

NON-GAAP FINANCIAL MEASURES(e) The following tables reconcile reported results (GAAP) to adjusted results (non-GAAP):

	Second Quarter 2021
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before income taxes	Net income	Basic net income per share
Reported results (GAAP)	$494,940	$374,079	$120,861	$65,455	$48,180	$5.14
Fair value adjustment of acquisition related contingent consideration	—	—	—	45,983	34,487	3.67
Fair value adjustments for commodity derivative instruments	(2,128)	505	(2,633)	(2,633)	(1,975)	(0.21)
Supply chain optimization	1,828	(652)	2,480	2,480	1,860	0.20
Total reconciling items	(300)	(147)	(153)	45,830	34,372	3.66
Adjusted results (non-GAAP)	$494,640	$373,932	$120,708	$111,285	$82,552	$8.80

Adjusted % change vs. Q2 2020	15.4%	7.8%	47.8%

	Second Quarter 2020
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before income taxes	Net income	Basic net income per share
Reported results (GAAP)	$429,301	$346,183	$83,118	$57,800	$39,569	$4.23
Fair value adjustment of acquisition related contingent consideration	—	—	—	14,548	10,941	1.16
Fair value adjustments for commodity derivative instruments	(1,266)	805	(2,071)	(2,071)	(1,557)	(0.17)
Supply chain optimization	671	30	641	641	482	0.05
Total reconciling items	(595)	835	(1,430)	13,118	9,866	1.04
Adjusted results (non-GAAP)	$428,706	$347,018	$81,688	$70,918	$49,435	$5.27

	First Half 2021
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before income taxes	Net income	Basic net income per share
Reported results (GAAP)	$943,643	$728,598	$215,045	$138,838	$101,543	$10.83
Fair value adjustment of acquisition related contingent consideration	—	—	—	56,981	42,736	4.56
Fair value adjustments for commodity derivative instruments	(2,416)	1,065	(3,481)	(3,481)	(2,611)	(0.28)
Supply chain and asset optimization	2,104	(758)	2,862	2,862	2,147	0.23
Total reconciling items	(312)	307	(619)	56,362	42,272	4.51
Adjusted results (non-GAAP)	$943,331	$728,905	$214,426	$195,200	$143,815	$15.34

Adjusted % change vs. 1H 2020	12.8%	1.6%	81.0%

	First Half 2020
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before income taxes	Net income	Basic net income per share
Reported results (GAAP)	$834,596	$718,657	$115,939	$78,762	$54,231	$5.79
Fair value adjustment of acquisition related contingent consideration	—	—	—	15,260	11,476	1.22
Fair value adjustments for commodity derivative instruments	270	(1,524)	1,794	1,794	1,349	0.14
Supply chain and asset optimization	1,319	601	718	718	540	0.06
Total reconciling items	1,589	(923)	2,512	17,772	13,365	1.42
Adjusted results (non-GAAP)	$836,185	$717,734	$118,451	$96,534	$67,596	$7.21

(e) The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing the Company’s ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The Company’s non-GAAP financial information does not represent a comprehensive basis of accounting.